Exhibit 99.1

AÉROPOSTALE REPORTS RECORD DECEMBER SALES RESULTS;
SAME STORE SALES INCREASE 10%; RAISES FOURTH QUARTER EARNINGS GUIDANCE TO $1.33 TO $1.34 PER DILUTED SHARE

New York, New York – January 7, 2010 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended January 2, 2010 increased 17% to $460.8 million, from $392.7 million for the five-week period ended January 3, 2009. The Company’s same store sales increased 10% for the month, compared to a same store sales increase of 12% in the year ago period.

Year to date, total net sales have increased 18% to $2.118 billion, from $1.789 billion in the year ago period. Year to date, same store sales have increased 10%, compared to a same store sales increase of 8% last year.

The Company stated that it was very pleased with its record performance for the month, which underscores the continued vitality and momentum of the Aéropostale brand. The Company also stated that its merchandise margins for the month increased significantly over last year and that its inventories remain well controlled and on plan. The Company believes it is very well positioned as it heads into the spring selling season.

Based on its strong performance for the month, the Company now expects fourth quarter earnings in the range of approximately $1.33 to $1.34 per diluted share, versus its previously issued guidance of $1.20 to $1.24 per share. The revised guidance represents a 32% to 33% increase over earnings of $1.01 in the fourth quarter last year.

To hear the Aéropostale prerecorded December sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale™ stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale™ products can be purchased in P.S. from Aéropostale™ stores and online at www.ps4u.com. The Company currently operates 894 Aéropostale stores in 49 states and Puerto Rico, 44 Aéropostale stores in Canada and 14 P.S. from Aéropostale stores in 4 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS